EXHIBIT 99.1

July 21, 2005

Mr. Garry Brooks
Chief Executive Officer
Positron Corporation
304 Langham Creek Drive
Suite 300
Houston, TX 77084

Dear Mr. Brooks:

As I have repeatedly indicated to you and the other members of the board, I do not have confidence in management and the direction the board has chosen for the future of the Company and consequently, I can no longer be useful to the project.

While I will not list in this letter all my reason for resigning, I trust that my voting record and the board minutes will reflect my concerns.

In accordance with your request and in response to the company’s draft Form 8-k (on May 5, 2005), please accept this letter as confirmation of my April 27, 2005 resignation from the board of directors.

Please take whatever steps are necessary to remove my name from all proxy materials, notify the other directors and file the appropriate disclosures.

Sincerely,

/s/ Mario Silva